PURCHASE AND SALE AGREEMENT

THIS AGREEMENT dated for reference the 30th day of September, 2010.

AMONG:

TRIUNITY INTERNATIONAL INC. with an office at One Plaza South #169,
Tahlequah, OK 74464

(herein called the “Vendor”)

AND:

VOYAGER HEALTH TECHNOLOGIES CORP., a corporation to be incorporated under the laws of the State of Nevada with its executive office at 3470 E. Russell Rd., Suite 58 Las Vegas,
Nevada, 89120

(herein called “Purchaser”)

WHEREAS:

A.

The Vendor has developed several products and maintains certain proprietary and or trademark product names, formulas, ingredient lists, blends and technology for the Vendor's nutraceutical products (herein called the “Products”). The products as produced by the Vendor are marketed under the product names and or trademarks listed in Schedule 1.

B

The Vendor's proprietary rights and or trademark rights are designated herein together as constituting the Intellectual Property rights (herein called the “IP Rights”). The proprietary (“The Vendors Proprietary Right”) and or trademark (“The Vendors Trademark Right”) rights are more particularly described in Schedule 1 to this Agreement.

C

The Purchaser wishes to acquire from the Vendor and the Vendor agrees to sell to the Purchaser all IP Rights, The Vendors Proprietary Right, The Vendors Trademark Right, database of existing distributors, and company marketing capabilities for the products, including the transfer and assistance in transferring the existing manufacturing agreements for the Products listed in Schedule 1.

NOW THEREFORE in consideration of the premises and the respective covenants, agreements representations, warranties and indemnities of the parties herein contained and for other good and valuable consideration (the receipt and sufficiency of which is hereby acknowledged) the parties hereto covenant and agree as follows:

1.	DEFINED TERMS

1.1

For the purposes of this Agreement, unless the context otherwise requires, the following terms will have the respective meanings set out below and grammatical variations of such terms will have corresponding meanings:

	(a)	“Business Day” means any day which is not a Saturday, Sunday or statutory holiday in the United States;

	(b)	“Closing” means the completion of the transactions contemplated in this Licence Agreement;

	(c)	“Closing Date” means September 1, 2010, or such other date as the Vendor and the Purchaser may mutually determine;

	(d)	“IP Rights” has the meaning as ascribed in the whereas Clause B above.

1.2	Currency. Unless otherwise indicated, all dollar amounts in this Agreement are expressed in United States funds.

1.3

Sections and Headings. The division of this Agreement into Articles, sections and subsections and the insertion of headings are for convenience of reference only and will not affect the interpretation of this Agreement. Unless otherwise indicated, any reference in this Agreement to an Article, section, subsection or Schedule refers to the specified Article, section or subsection of or Schedule to this Agreement.

1.4

Number, Gender and Persons. In this Agreement, words importing the singular number only will include the plural and vice versa, words importing gender will include all genders and words importing persons will include individuals, corporations, partnerships, associations, trusts, unincorporated organizations, governmental bodies and other legal or business entities of any kind whatsoever.

1.5

Accounting Principles. Except as otherwise stated, any reference in this Agreement to generally accepted accounting principles refers to generally accepted accounting principles that have been established in the United States of America, including those approved from time to time by the American Institute of Certified Public Accountants or any successor body thereto.

1.6

Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether written or oral. There are no conditions, covenants, agreements, representations, warranties or other provisions, express or implied, collateral, statutory or otherwise, relating to the subject matter hereof except as herein provided.

1.7	Time of Essence. Time will be of the essence of this Agreement.

1.8

Applicable Law. This Agreement will be construed, interpreted and enforced in accordance with, and the respective rights and obligations of the parties will be governed by, the laws of the State of Nevada. All claim demands, disputes, controversies, differences, or misunderstandings between the Parties relating to this Agreement shall be settled by arbitration before one arbitrator to be appointed in accordance with the rules of the American Association of Arbitration, such proceeding to be held in Las Vegas in the English language and judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.

1.9

Amendments and Waivers. No amendment or waiver of any provision of this Agreement will be binding on either party unless consented to in writing by such party. No waiver of any provision of this Agreement will constitute a waiver of any other provision, nor will any waiver constitute a continuing waiver unless otherwise provided.

1.10

Adjustments for Stock Splits, Etc. Wherever in this Agreement there is a reference to a specific number of shares of stock of the Purchaser, then, upon the occurrence of any subdivision, combination or stock dividend of such stock, the specific number of shares so referenced in this Agreement shall automatically be proportionally adjusted to reflect the effect on the outstanding shares of such class or series of stock by such subdivision, combination or stock dividend.

1.11	Schedules. The following Schedule is attached to and form part of this Agreement: All terms defined in the body of this Agreement will have the same meaning in the Schedule attached hereto.

Schedule 1 - Description of proprietary rights and trademarks

2.	PURCHASE PRICE

2.1

The Purchaser shall pay the Vendor $150,000 plus the royalty specified in 2.2 below, for ownership of all the Vendor’s product names, proprietary rights, trademarks, product formulas or ingredient lists, contracts and agreements related to the products listed in Schedule 1. Payment shall be made in three equal instalments on signing of this Agreement, on November 1, and on December 1, 2010. In addition, the Purchaser shall pay the Vendor for bottles of Fitness Magic at the price of $4.47, and $4.67 for product delivered to the Purchaser’s fulfillment house. Product will be picked up from the Vendor’s San Diego office by Ken Burgess within 24 hours of payment for product, such payment to be made on September 30, 2010. Greg Gunderson will also be able to participate in the test market program receiving an agreed upon amount of product to use during the test market period.

2.2

After the test market is completed, the Purchaser will pay the Vendor a royalty equal to $0.20 for each bottle of Fitness Magic manufactured and for each 15 sample packs manufactured by the Purchaser. Royalty to be paid when the fulfillment house has received and counted product. This royalty will remain in full force and payable to Vendor even if the Purchaser renames or changes in any way the original base formula as manufactured by FAF in Colorado. The royalty payments will cease upon any governmental action which makes any of the products on Schedule 1 illegal.

2.3	The parties acknowledge and agree that upon Closing, the ownership structure of the Purchaser shall be as follows:

	(a)	10% owned by the Vendor;

	(b)	45% owned by PJT Marketing Inc.; and

	(c)	45% owned by Matata Capital LLC, a Delaware company.

	(d)	The parties agree that they will each exchange 51% of their shares for their proportionate share of 2,000,000 shares of Brand Neue Corporation.

2.4	The Vendor will be an independent distributor and granted immediate and permanent title of”Diamond” distributor under the Purchaser’s compensation plan.

2.5

The Vendor will provide the services of Greg Gunderson or (Greg's company) as a consultant or independent contractor for a fee of $12,000 beginning in October, 2010, less commissions earned by the Vendor as an independent distributor of Purchaser until 24 payments have been received. From company start up date, Greg Gunderson will be paid distributor commissions from downline earnings based upon his title of ”Qualified Diamond” each pay period for 8 months. Diamond title is permanent. After 8 months commissions from qualified Diamond will revert to natural earnings based upon actual compensation plan qualification

2.6

As a consultant to Purchaser, Greg Gunderson will work with Bob Middleton in the development period to set up Purchaser. After the development and set up of Purchaser Greg will continue as a consultant to Purchaser providing ongoing support including but not limited to assisting with communications with all of the labs and product development relationships Greg maintains with regards to his existing products and formulas and any future products and formulas that Greg may contribute to Purchaser. Greg will visit the labs with Tony Rich and Bob Middleton to inspect the facilities, coordinate packaging, discuss pricing, and to extend his existing manufacturing contract to a new contract to be signed by a principle of Purchaser. .As soon as the first payment is made under this contract, Greg will not have exclusivity of communication with FAF, but will facilitate the existing manufacturing contacts to the Purchaser and assist in that process. This transfer process will be applicable to all products listed on the product Schedule 1 attached

2.7

Bob Middleton will provide Greg with a 30 day notice before the product test market begins. During this 30- day period Greg will transfer his database of distributors as is with all sponsorships intact, into and directly under Greg's new distributor position with Purchaser. There will be no orphans from any and all distributors that need a sponsor in Greg's existing data bases. All databases currently belonging to Greg and his company will be sponsored by Greg Gunderson, or another existing leader from Greg's group. No other person or entity will sponsor or control the sponsorship of Greg's existing distributors and total data base, except determined by Greg. Greg will be sponsored into the Purchaser directly under Ken Burgess. Greg will work with Bob Middleton and Ken Burgess to make sure the process is correct. Greg will work with Bob and Ken to promote the transition and Greg will continue to ship product until the start of the Soft-launch which will follow the 30 day period. This may be extended to accommodate software development. At the beginning of the Soft-launch Greg will be prohibited to compete with Purchaser by promoting any other nutritional products, nutritional programs or nutritional companies.

2.8	Unless agreed on by Greg and Purchaser, Greg will not re-formulate, re-name, or market products similar to those in this agreement for the term of this agreement.

2.9

Greg Gunderson hereby agrees that at the onset of the test market period he will not re-formulate, re-sell, or otherwise compete in the marketplace, either through Internet sales, MLM sales, or any other kind of sales, the products listed in Schedule "A" for as long as this contract shall remain in force.

3.	INDEMNIFICATION, REMEDIES, SURVIVAL

3.1

For the purposes of this Section 8 the terms “Loss” and “Losses” mean any and all demands, claims, actions or causes of action, assessments, losses, damages, liabilities, costs, and expenses, including without limitation, interest, penalties, fines and reasonable attorneys, accountants and other professional fees and expenses, but excluding any indirect, consequential or punitive damages suffered by Vendor or Purchaser including damages for lost profits or lost business opportunities.

3.2	Agreement of Vendor to Indemnify

(a)

Vendor will indemnify, defend, and hold harmless, to the full extent of the law, for a period of three years from the date of this Agreement, the Purchaser and its shareholders from, against, and in respect of any and all Losses asserted against, relating to, imposed upon, or incurred by the Purchaser and its shareholders by reason of, resulting from, based upon or arising out of:

(i)

the breach by Vendor of any representation or warranty of Vendor contained in or made pursuant to this Agreement, any Vendor document or any certificate or other instrument delivered pursuant to this Agreement; or

(ii)

the breach or partial breach by Vendor of any covenant or agreement of Vendor made in or pursuant to this Agreement, any Vendor document or any certificate or other instrument delivered pursuant to this Agreement.

3.3	Agreement of Purchaser to Indemnify

(a)

Purchaser will indemnify, defend, and hold harmless, to the full extent of the law, for a period of three years from the date of this Agreement, the Vendor from, against, for, and in respect of any and all Losses asserted against, relating to, imposed upon, or incurred by Vendor by reason of, resulting from, based upon or arising out of:

(i)

the breach by Purchaser of any representation or warranty of Purchaser contained in or made pursuant to this Agreement, any Purchaser document or any certificate or other instrument delivered pursuant to this Agreement; or

(ii)

the breach or partial breach by Purchaser of any covenant or agreement of Purchaser made in or pursuant to this Agreement, any Purchaser document or any certificate or other instrument delivered pursuant to this Agreement.

4.	REPRESENTATIONS AND WARRANTIES OF THE VENDOR

4.1

The Vendor represents and warrants to the Purchaser, with the intent that the Purchaser will rely thereon in entering into this Agreement and in concluding the transactions contemplated hereby, as follows:

(a)	Vendor warrants that to the best of its knowledge the use of the IP Rights as intended through this Agreement, does not infringe upon the rights of third parties;

(b)	Vendor warrants that to the best of its knowledge the IP Rights is valid, maintained and enforceable towards third parties worldwide.

(c)

the execution and delivery of this Agreement and the completion of the transactions contemplated hereby have been duly and validly authorized by all necessary limited liability company action on the part of the Vendor, and this Agreement constitutes a valid and binding obligation of the Vendor enforceable against the Vendor in accordance with its terms; except as enforcement may be limited by bankruptcy, insolvency and other laws affecting the rights of creditors generally and except that equitable remedies may be granted only in the discretion of a court of competent jurisdiction;

(d)	Neither the execution and delivery of this Agreement nor the performance of the Vendor’s obligations hereunder will:

(i)

violate or constitute default under any order, decree, judgment, statute, by-law, rule, regulation, or restriction applicable to the Vendor, the IP Rights, or any contract, agreement, instrument, covenant, mortgage, or security, to which the Vendor is a party or which are binding upon the Vendor,

	(ii)	to the knowledge of the Vendor, result in any fees, duties, taxes, assessments, penalties or other amounts becoming due or payable by the Purchaser under any sales tax legislation. .

	(iii)	give rise to the creation or imposition of any encumbrance on the IP Rights,

	(iv)	violate or constitute default under any license, permit, approval, consent or authorization held by the Vendor, or

	(v)	violate or trigger any liability on behalf of the Purchaser pursuant to any legislation governing the licensing of the IP Rights by the Vendor;

(e)	the Vendor owns and has good and marketable title to the IP Rights free and clear of all encumbrances of every kind and nature whatsoever;

(f)

no person other than the Purchaser has any written or oral agreement or option or any right or privilege (whether by law, pre-emptive or contractual) capable of becoming an agreement or option for the purchase or acquisition from the Vendor of any of the IP Rights;

(g)

There are no actions, suits, proceedings, investigations, complaints, orders, directives, or notices of defect or noncompliance by or before any court, governmental or domestic commission, department, board, tribunal, or authority, or administrative, licensing, or regulatory agency, body, or officer issued, pending, or to the best of the Vendor’s knowledge threatened against or affecting the Vendor or in respect of the IP Rights; and

(h)

there is no requirement applicable to the Vendor to make any filing with, give any notice to or to obtain any license, permit, certificate, registration, authorization, consent or approval of, any governmental or regulatory authority as a condition to the lawful consummation of the transactions contemplated by this Agreement, except for the filings, notifications, licenses, permits, certificates, registrations, consents and approvals described in Schedule 2 - Consents, or that relate solely to the identity of the Purchaser or the nature of any business carried on by the Purchaser except for the notifications, consents and approvals described in Schedule 2 – Consents.

5.	REPRESENTATIONS OF THE PURCHASER

5.1

The Purchaser represents and warrants to the Vendor as follows, with the intent that the Vendor will rely thereon in entering into this Agreement and in concluding the transactions contemplated hereby, that:

(a)

the Purchaser will be a corporation duly incorporated, validly existing, and in good standing under the laws of the State of Nevada and has the power, authority, and capacity to enter into this Agreement and to carry out its terms;

(b)

the execution and delivery of this Agreement and the completion of the transactions contemplated hereby has been duly and validly authorized by all necessary corporate action on the part of the Purchaser, and this Agreement constitutes a valid and binding obligation of the Purchaser enforceable against the Purchaser in accordance with its terms; except as enforcement may be limited by bankruptcy, insolvency and other laws affecting the rights of creditors generally and except that equitable remedies may be granted only in the discretion of a court of competent jurisdiction;

(c)

there is no requirement for the Purchaser to make any filing with, give any notice to or obtain any license, permit, certificate, registration, authorization, consent or approval of, any government or regulatory authority as a condition to the lawful consummation of the transactions contemplated by this Agreement;

(d)

neither the execution and delivery of this Agreement nor the performance of the Purchaser’s obligations hereunder will violate or constitute a default under the constating documents, by-laws, or articles of the Purchaser, any order, decree, judgment, statute, by-law, rule, regulation, or restriction applicable to the Purchaser, or any contract, agreement, instrument, covenant, mortgage or security to which the Purchaser is a party or which are binding upon the Purchaser;

(e)

The Shares to be issued to the Vendor under this Agreement will, when so issued, be duly authorized, validly issued, fully paid, non-assessable, free of any encumbrances and not subject to any pre-emptive rights or rights of first refusal created by statute or the charter documents or Bylaws of Purchaser or any agreement to which Purchaser is a party or is bound and will be issued in compliance with federal and state securities laws;

(f)

Except as disclosed herein, (i) there are no actions, suits, proceedings, investigations, complaints, orders, directives, or notices of defect or non-compliance by or before any court, governmental or domestic commission, department, board, tribunal, or authority, or administrative, licensing, or regulatory agency, body, or officer issued, pending, or to the best of the Purchaser’s knowledge threatened against or affecting the Purchaser; and (ii) the Purchaser is in compliance in all material respects with all applicable laws applicable to Purchaser and its business; and

(g) The Purchaser will use its reasonable best efforts to ensure the commercial success of the Products during the life of this Agreement.

6.	NON MERGER

6.1

The representations, warranties, covenants, and agreements of the Vendor contained herein and those contained in the documents and instruments delivered pursuant hereto or in connection herewith will survive the Closing Date and the term of this Agreement, and notwithstanding the completion of the transactions contemplated hereby, the waiver of any condition contained herein (unless such waiver expressly releases the Vendor of such representation, warranty, covenant, or agreement), or any investigation by the Purchaser, same will remain in full force and effect.

6.2

The representations, warranties, covenants, and agreements of the Purchaser contained herein and those contained in the documents and instruments delivered pursuant hereto or in connection herewith will survive the Closing Date and the term of this Agreement, and notwithstanding the completion of the transactions contemplated hereby, the waiver of any condition contained herein (unless such waiver expressly releases the Purchaser of such representation, warranty, covenant, or agreement), or any investigation by the Vendor, same will remain in full force and effect.

7.	FURTHER ASSURANCES

7.1

From time to time subsequent to the Closing Date, the parties covenant and agree, at the expense of the requesting party, to promptly execute and deliver all such further documents and instruments and do all such further acts and things as may be required to carry out the full intent and meaning of this Agreement and to effect the transactions contemplated hereby..

7.2	Specific Due Diligence List Required for Agreement.

(a). Copy of the liability policy covering the product and formula currently selling the Fitness Magic ingredient. .

8.	SUCCESSORS AND ASSIGNS

8.1	This Agreement will enure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns.

9.	COUNTERPARTS

9.1	This Agreement may be executed in several counterparts, each of which will be deemed to be an original and all of which will together constitute one and the same instrument.

10.	NOTICES

10.1

Any notice required or permitted to be given under this Agreement will be in writing and may be given by personal service or by prepaid registered mail, and addressed to the proper party or transmitted by electronic facsimile generating proof of receipt of transmission at the address or facsimile number stated below:

(a)	if to the Vendor: Mr. Greg Gunderson One Plaza South #169 Tahlequah, OK 74464

Facsimile No.: 918-431-0019

(b)	if to the Purchaser:
3470 E. Russell Rd., Suite 258 Las Vegas, Nevada, 89120

Facsimile No.: 702.589.5858

or to such other address or facsimile number as any party may specify by notice. Any notice sent by registered mail as aforesaid will be deemed conclusively to have been effectively given on the fifth business day after posting; but if at the time of posting or between the time of posting and the third business day thereafter there is a strike, lockout or other labour disturbance affecting postal service, then such notice will not be effectively given until actually received. Any notice transmitted by electronic facsimile will be deem conclusively to have been effectively given if evidence of receipt is obtained before 5:00 p.m. (recipient’s time) on a Business Day, and otherwise on the Business Day next following the date evidence of receipt of transmission is obtained by the sender.

11. TENDER AND EXTENSIONS

11.1 Tender may be made upon the Vendor or Purchaser or upon the solicitors for the Vendor or Purchaser and such solicitors are expressly authorized by their respective clients to confirm extensions of the Closing Date.

12. REFERENCE DATE

12.1 This Agreement is dated for reference as of the date first above written, but will become binding as of the date of execution and delivery by all parties hereto and subject to compliance with the terms and conditions hereof, the transfer and possession of the Business Assets will be deemed to take effect as at the close of business on the Closing Date. References herein to the date of the Agreement or to the date hereof shall be deemed to mean the date set forth in the preamble to this Agreement.

IN WITNESS WHEREOF the parties have executed and delivered these presents on the dates indicated below.

TRIUNITY INTERNATIONAL INC.

Per: Greg Gunderson
Authorized Signatory

Dated: 9-28-2010

VOYAGAER HEALTH TECHNOLOGIES CORP

Per: [signature]
Authorized Signatory

Dated: 9.28.10

{WLMLAW W0068262.DOC} 8

SCHEDULE 1

Description of Proprietary Products

Proprietary rights:

  Fitness Magic
  Cell Magic Plus
  TriStrip/Energy Magic
  White Lighting Energy Drink
  Clear Heart
  Acai Plus
  Non-surgical facelift in a bottle

Performance Based Marketing Rights
Feed My Brain – Children’s formula
Feed My Brain - Adult formula: